Exhibit 8.2

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

October 14, 2009

BJB Career Education Company, Limited

Beida Jade Bird Building, 3/F

No. 207 Chengfu Road

Haidian District

Beijing 100871

People’s Republic of China

Ladies and Gentlemen:

We have acted as United States counsel to BJB Career Education Company, Limited (the “Company”), in connection with the Registration Statement on Form F-1 (File No. 333-                    ), including the prospectus contained therein (together, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of the Company’s Common Stock (“Common Shares”), par value US$0.000125 per share, which will be represented by American depositary shares (“ADSs”) evidenced by American depositary receipts.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and

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SIMPSON THACHER & BARTLETT LLP

such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have assumed that any documents will be executed by the parties in the forms provided to and reviewed by us.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, and in the Registration Statement, we hereby confirm our opinion set forth in the Registration Statement under the caption “Taxation—United States Federal Income Taxation”.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm under the headings “Taxation—United States Federal Income Taxation” and “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP